As filed with the Securities and Exchange Commission on June 6, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPIRIT AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-1747023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1731 Radiant Drive Dania Beach, Florida	33004
(Address of Principal Executive Offices)	(Zip Code)

Spirit Airlines, Inc. 2015 Incentive Award Plan

(Full title of the plan)

Thomas C. Canfield

Senior Vice President, General Counsel and Secretary

1731 Radiant Drive

Dania Beach, Florida 33004

(954) 447-7920

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Eric T. Juergens

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Spirit Airlines, Inc. (the “Company”) to register an additional 3,200,000 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), issuable under the Spirit Airlines, Inc. 2015 Incentive Award Plan (as amended and restated effective March 22, 2021, the “2015 Plan”).

The Company previously filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-206350) on August 13, 2015, to register 3,113,878 shares of Common Stock for issuance under the 2015 Plan (the “2015 Registration Statement”). This Registration Statement relates solely to the registration of additional securities of the same class as that to which the 2015 Registration Statement relates. Pursuant to General Instruction E to Form S-8, the contents of the 2015 Registration Statement are incorporated by reference herein, except to the extent supplemented, amended or superseded by the information set forth herein or the specific exhibits attached hereto.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2015 Plan as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 9, 2024;

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on May 6, 2024;

(c) The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April  25, 2024 (to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023);

(d) The Company’s Current Reports on Form 8-K filed with the Commission on January  3, 2024, January  19, 2024, January  22, 2024, January  24, 2024, January  26, 2024, February  9, 2024, February  22, 2024, March  4, 2024, March  29, 2024, April  8, 2024, April  19, 2024 and June 3, 2024; and

(e) The description of the Company’s Common Stock that is contained in the Company’s registration statement on Form 8-A (Registration No. 001-35186), filed by the Company with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 23, 2011, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such reports or documents.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of Spirit Airlines, Inc., dated as of June 1, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 1, 2011 (File No. 001-35186)).

3.2	Amended and Restated Bylaws of Spirit Airlines, Inc., dated as of June 1, 2011 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on June 1, 2011 (File No. 001-35186)).

5.1*	Opinion of Debevoise & Plimpton LLP.

23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page hereto).

99.1	Spirit Airlines, Inc. 2015 Incentive Award Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2015 (File No. 001-35186)).

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or the “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dania Beach, State of Florida, on the 6th day of June, 2024.

SPIRIT AIRLINES, INC.

By:	/s/ Thomas C. Canfield
Name:	Thomas C. Canfield
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C. Canfield and Brian J. McMenamy and each of them as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward M. Christie, III Edward M. Christie, III	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2024

/s/ Scott M. Haralson Scott M. Haralson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2024

/s/ Brian J. McMenamy Brian J. McMenamy	Vice President and Controller (Principal Accounting Officer)	June 6, 2024

/s/ H. McIntyre Gardner H. McIntyre Gardner	Director (Chairman of the Board)	June 6, 2024

/s/ Mark B. Dunkerley Mark B. Dunkerley	Director	June 6, 2024

/s/ Robert D. Johnson Robert D. Johnson	Director	June 6, 2024

/s/ Barclay G. Jones III Barclay G. Jones III	Director	June 6, 2024

/s/ Christine P. Richards Christine P. Richards	Director	June 6, 2024

/s/ Myrna M. Soto Myrna M. Soto	Director	June 6, 2024

/s/ Dawn M. Zier Dawn M. Zier	Director	June 6, 2024